                                                                     Exhibit 2.1


                            SHARE PURCHASE AGREEMENT

                                     between

                    the Equity Holders of COCOM A/S, Denmark

                                       and

                            Cisco Systems, Inc., USA

CONTENTS:
---------

1. Definitions.................................................    4
2. The Share Exchange..........................................    6
3. Representations and Warranties of the Sellers...............   10
4. Representations and Warranties of Cisco.....................   28
5. Tax-Exempted Exchange of Shares.............................   29
6. Pooling Accounting..........................................   30
7. Conduct Prior to the Effective Time.........................   30
8. Additional Agreements.......................................   35
9. Conditions for Obligations of Cisco.........................   38
10. Conditions for Obligations of the Sellers..................   40
11. Covenant of Principal Equity Holders.......................   41
12. Escrow and Indemnification.................................   41
13. Indemnification of the Sellers.............................   47
14. Miscellaneous..............................................   48
15. Holding Period.............................................   52
16. Non-Competition............................................   52
17. List of Appendices.........................................   56

This AGREEMENT CONCERNING SHARE PURCHASE by way of EXCHANGE OF SHARES (the "Agreement") is made on this 14th day of September 1999 between for the one part

               Henrik Hvidtfeldt ApS
               Reg.no. ApS 196.232
               Avej 58
               Hareskovby
               DK-Vaerlose
               Denmark

and            2M Invest A/S
               Reg. no. A/S 209.034
               Gronningen 15
               DK-1270 Kobenhavn K
               Denmark

and            Gregers Kronborg ApS
               Reg.no. ApS 230.795
               Hyldekaer 21
               DK-2765 Smorum
               Denmark

and            Slottsbacken Venture Capital KB
               Org.no. 969626-1313
               Biblioteksgatan 6
               S-11146 Stockholm
               Sweden

and            DB U.K. Finance plc.
               6 Bishopsgate
               London EC29 2AT
               England
               (hereinafter "DB")

               hereinafter collectively referred to as the "Principal Equity Holders"
and the following signatory minority shareholders:

               Klaus Lagermann

               Claus F. Hoyer

               Horsefeather ApS

               Vestergaard Holding ApS

               Lars Froslev Nielsen

               Anders Hebsgaard

               Bente Pedersen

               Christian Lofquist

               Jens S. Christophersen

               Jorgen Pedersen

               Kell Frederiksen

               Kim Brown

               Lars M. Christensen

               Lars Elgaard

               Michael Hansen

               Stig Linander

               Susan Thomsen

               Susanne Osted

               Therese Fabricius

               Ulrike Forsberg

               hereinafter collectively referred to as the "Minority
               Shareholders"

               and the following signatory holders of warrants in the Company:

               Claus Hoyer

               Lars Froslev Nielsen

               Kim Nyholm

               Henrik Brix Kronborg

               Jens Stieper Christophersen

               Per Kristensen

               Kirill Chebotarev

               Hans-Jorg Prien

               Stig Linander

               Klaus J. Nielsen

               Susanne Osted

               Kell Frederiksen

               Lars Elgaard

               Susan Thomsen

               Rolf Sobirk

               Christian Lofquist

               Therese Fabricius

               Finn Kaber Rasmussen

               Horsefeather ApS

               Michael Hansen

               Jorgen Pedersen

               Ulrike Forsberg

               Anders Brandt

               Claus D. Jensen

               Leif Rystrom

               Carsten Gosvig

               Carmelo Iaria

               Kjaer og Kjaerulf A/S

               Ann Halfdan Lauridsen

               Vestergaard Holding ApS

               Erik Henriksen Jan Schionning

               Slottsbacken Venture Capital KB

               hereinafter collectively referred to as the "Warrantholders" and upon an exercise of their warrants at Closing (as defined below), forming part of the Minority Shareholders as at the Effective Date (as defined below).

               The Principal Equity Holders, the Minority Shareholders and the Warrantholders hereinafter collectively referred to as the "Sellers",

and for the
other part     Cisco Systems, Inc.
               170 West Tasman Drive
               San Jose, CA 95134-11706
               USA
               (hereinafter referred to as "Cisco")

concerning Cisco's acquisition of the equity capital of COCOM A/S, a company incorporated in Denmark, reg.no. A/S 220.522 (hereinafter referred to as the "Company"), by way of exchange of shares.

WHEREAS Cisco wishes to acquire the equity capital of Company (the Company Equity Capital (as defined below)) by way of an exchange of shares;

WHEREAS Cisco wishes to acquire Company as a strategic acquisition;

WHEREAS the Principal Equity Holders wish to sell their equity holdings of the Company to Cisco on this basis and accept the remuneration provided therefor in Cisco Shares (as defined below);

NOW THEREFORE, it is hereby agreed as follows:

1.        Definitions

1.1 In this Agreement and in the Appendices hereto, save as otherwise specifically stated and/or unless there be something in the subject-matter or content inconsistent herewith:

          (i) "Affiliate" shall mean any Principal Equity Holder, any member of the Company's board of Directors (Bestyrelse) and registered executive officers (Direktorer) as specified in the Company's corporate summary contained in Appendix 4.

          (ii)    The "Cisco Shares" shall have the meaning given to it in
                  Section 2.1.

          (iii)   The "Cisco Share Price" means USD 69.11875.

          (iv) A "Cisco Recapitalization" shall have the meaning given to it in Section 2.3.4.

          (v) The "Company" means COCOM A/S, a company incorporated in Denmark with the Danish Companies' Registrar as company number A/S 220.522 and domiciled at Automatikvej 1, 2860 Soborg, Denmark.

          (vi) The "Company Equity Capital" means the entirety of the equity interest in the Company and includes the entire issued share capital of the Company at the date of the signing of this Agreement, all granted warrants and the Convertible Subordinated Loan, all of which are set out in the attached Appendix 1. For the purposes of this present definition, such warrants and the Convertible Subordinated Loan shall be regarded as exercised and/or converted, respectively. At the signing, the Company Share Capital has a nominal value of DKK 4,148,000.00, and the Company Equity Capital has a nominal value of DKK 5,704,125. For the avoidance of doubt, the Company Equity Capital shall not include warrants which are issued but not yet granted.

          (vii) The "Company Warrant Programme" means all documentation relating to the Company's warrants programme as set forth in the Company's Articles of Association and documentation disclosed to Cisco, a summary of which is contained in the attached Appendix 2.

          (viii) The "Convertible Subordinated Loan" means the convertible subordinated loan relating to a loan of DKK 21,000,000.00 given by DB to the Company with effect as of 21 May and 18 June, 1999, convertible into shares of the Company at a price of 2100 (DKK 21.00 per share of nominally DKK 1.00).

          (ix)    The "Exchange Ratio" means the factor of 0,166577052.

          (x) The "Shares" mean the entire share holdings of the Principal Equity Holders and the Minority Shareholders of the Company's common stock at Closing and such shares of Company's common stock which are issued or will be issued upon the Warrantholders' exercise at Closing of their warrants and DB's conversion at Closing of the Convertible Subordinated Loan.

2.        The Share Exchange

2.1 SALE OF SHARES AND PURCHASE PRICE. Subject to the terms and conditions of this Agreement, the Sellers will sell their portion of the Shares, the Warrantholders will exercise their warrants and sell their portion of the Shares, and DB will convert its Convertible Subordinated Loan and sell its portion of the Shares to Cisco. It is agreed that the purchase price for the entire Company Equity Capital shall be

                950,197 shares of Cisco common stock

          in writing nine hundred and fifty thousand one hundred and ninety seven shares of Cisco common stock (the "Cisco Shares"), payable as set forth herein. The purchase price shall be allocated to the Sellers as set forth in Appendix 1.

2.2       CLOSING; EFFECTIVE DATE

2.2.1 EFFECTIVE DATE. The closing of the transaction contemplated hereby (the "Closing"/the "Effective Date") shall take place on 29 September 1999. The Closing shall take place at the offices of the law firm of Horten and Partners A/S, Ved Stranden 18, Copenhagen K, Denmark or at such other location as the parties hereto agree.

2.2.2 TRANSACTIONS AT CLOSING. Closing shall include the following transactions:

          (i) The Board of Directors of the Company shall effectuate the issuance of shares of Company stock relating to Subsections (ii) and (iii) immediately below by making the decisions set forth in the attached draft Minutes of Board Meeting, Appendix 10.

          (ii) The Company shall present and deliver to Cisco an original subscription list duly signed by the

                Board of Directors and all Warrantholders, according to which the Warrantholders exercise their warrants as of the Effective Date and other than Mr Kim Nyholm in relation to whom the provisions in question do not apply consent to an amendment of
                Section 7 a) and b) on notice period and time of exercise, of their Warrant Agreements.

         (iii) The Company shall present and deliver to Cisco copies of DB's written notice to the effect that the Convertible Subordinated Loan is converted into shares of Company stock as of Closing.

         (iv) The Warrantholders' payment upon exercise of the warrants, DKK 7,522,500 shall be transferred to a client account of Cisco' counsel in the name of the Company with Den Danske Bank, Frederiksberggade 1, 1012 Kobenhavn K, reg.no. 4180, account number 4310 507 032.

         (v)    The Sellers shall deliver to Cisco:

         (a) The share certificates representing the portion of the Shares owned by the Principal Equity Holders and of the Minority Shareholders as well as interim certificates representing the portion of the Shares owned by the Warrantholders and DB, duly endorsed for transfer to Cisco together with the original Shareholders' Register.

         (b) The signed Escrow Agreement in the form as attached hereto as Appendix 9.

         (c) Letters of resignation from the board from all members of the Company's board of directors, which letters shall include declarations to the effect that the board member in question does not as of Closing have claims against the Company, including without limitation claims for remuneration in cash or in equity interest for the time the board member has served on the board. For the avoidance of doubt, the board members do not by such declaration waive future recourse claims against the Company as regards claims arising from the period in which the board members have served on the board of the Company.

          (d) The certificate called for by Section 9.1 (iii) of this Agreement.

          (e) In the event of the Sellers not being able to deliver such certificate as called for by Section 9.1 (iii) hereof, an Addendum to the Disclosure Schedule, Appendix 3, shall be delivered by the Sellers which Addendum shall specify any fact which has as its consequence that the warranties and representations set out in Section 3 are not true and correct as of Closing and which has arisen or been discovered between signing and Closing. A draft of such Addendum shall be delivered to Cisco not later than 5 working days prior to Closing. If Cisco chooses to close the transactions contemplated hereby, the Disclosure Schedule shall, for purposes of Sections 3 and 12 hereof be deemed to include the contents of such Addendum.

          (vi) Cisco shall deliver or cause to be delivered:

          (a) Documentation to the effect that each Seller has or will as of Closing obtain ownership of the portion of the Cisco Shares set forth in Appendix 1, subject to the provisions of Section 12.1 and the Escrow Agreement.

          (b) The certificate called for by Section 10.1 (iii) of this Agreement.

          (c) Documentation to the Sellers to the effect that each Seller's proportion of the Cisco Shares that is going into the escrow account is duly transferred to the escrow account in the individual

               Seller's name, and are issued to or duly endorsed to that individual Seller.

          The Principal Equity Holders and Cisco may in agreement supplement or amend the items of transaction that are to take place at Closing.

2.2.3 POST-CLOSING TRANSACTIONS. Cisco shall hold a general meeting of shareholders of the Company to elect new members of the Company's board of directors, and effect the filing with the Danish Companies' Registrar of the documents required in relation to the Warrantholders' exercise of their warrants into shares of Company common stock and DB's conversion of the Convertible Subordinated Loan.

2.3       SHARE EXCHANGE

2.3.1 EXCHANGE OF SHARES OF COMPANY'S COMMON STOCK. At the Effective Date, the Shares shall be assigned and transferred to Cisco in exchange for that number of shares of Cisco Common Stock (Cisco Shares) that equals that Seller's number of shares of Company's common stock with a par value of DKK 1.00 multiplied by the Exchange Ratio, adjusted according to the provisions of 2.3.4 if applicable.

2.3.2 THE CONVERTIBLE SUBORDINATED LOAN. DB agrees that the Convertible Subordinated Loan shall be converted into shares of Company's common stock at Closing and consequently such shares of Company's common stock will become subject to the provisions of Section 2.3.1.

2.3.3 WARRANTS. The Warrantholders agree to exercise their warrants at Closing and consequently become a Minority Shareholder upon Closing and become subject to the provisions of Section 2.3.1.

2.3.4 ADJUSTMENTS TO EXCHANGE RATIO. The Exchange Ratio shall be adjusted in the event of any Cisco Recapitalisation, being it a stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Cisco common stock), reorganization, recapitalization or other like change with respect to Cisco common stock (a "Cisco Recapitalisation") occurring after the date hereof and prior to the Effective Date, so as to provide the Sellers and Cisco the same economic effect as contemplated by this Agreement prior to such stock split, reverse split, stock dividend, reorganization, recapitalization, like change or increase.


2.3.5 FRACTIONAL SHARES. No fraction of a share of the Cisco Shares will be issued by virtue of the exchange of shares as set forth in Section
          2.3.1. The amount of Cisco Shares to be issued to any Seller who would otherwise be entitled to a fraction of a share of the Cisco common stock shall be rounded up to the nearest whole number of Shares.


2.3.6 EXEMPTION FROM REGISTRATION. The Cisco Shares to be issued hereunder will be issued in a transaction exempt from registration under the U.S. Securities Act of 1933, as amended by reason of either
          Regulation S thereunder or Section 4(2) thereof. Cisco shall prepare and file, as promptly as practicable, and, in any event, within 21 business days following the Effective Date, a registration statement with the U.S. Securities and Exchange Commission (the "SEC") covering the resale of such Cisco Shares issued pursuant to this Agreement, and Cisco shall use commercially reasonable efforts to cause such registration statement to become effective as promptly as practicable after filing and to keep such registration statement effective until one (1) year after the Effective Date.

3.        Representations and Warranties of the Sellers

3.1 DEFINED TERMS RELATING TO WARRANTIES AND REPRESENTATIONS. In this Agreement, any reference to a "Material Adverse Effect" with respect to either Company or Cisco means any event, change or effect that is materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations, results of operations or prospects of such person and its subsidiaries, taken as a whole, provided, however, that none of the following shall be deemed by itself or by themselves, either alone or in combination, to constitute a Material Adverse Effect on such person:

          (a) any change in the market price or trading volume of such person;

          (b) with respect to Company, any adverse effect on the bookings, revenues, gross margins or earnings of Company, or any delay in or reduction or cancellation of orders of Company's products, or any employee attrition, following execution of this Agreement to the extent attributable to the announcement of the execution of this Agreement and the transactions contemplated hereby; or

          (c) any change to the extent attributable to conditions affecting the economy or industry of such person in general and not specific to such person or its products, services or technology, which conditions do not affect such person in a materially disproportionate manner relative to other participants in the economy or such industry, respectively.

          In this Agreement, any reference to the Sellers' "knowledge" means the knowledge of any Affiliate after diligent inquiry of the officers, directors and other employees charged with senior administrative or operational responsibility for such matters of the Company.

3.2 DISCLOSURES. Except as specifically disclosed in a document of even date herewith and attached hereto as Appendix 3 (the "Disclosure Schedule") and referring to the representations and warranties in this Agreement by Subsection (e.g. 3.4, Capital Structure), the Sellers represent and warrant to Cisco as set forth in Section 3.3 to 3.24 below. Cisco acknowledges receipt of the documentation specified in the List of Documents Received by Cisco, Appendix 3.A. However any information therein which renders the representations and warran-ties of this Section 3 untrue or incorrect shall not be deemed disclosed unless information regarding such breach is set forth on the Disclosure Schedule. Any information contained in the documentation specified in Appendix 3.B which renders the representations and warranties of this Section 3 untrue or incorrect shall be deemed disclosed only if such information is obvious from the face of a document specified in Appendix 3.B, without any such document being read in conjunction with other documentation.

3.3 ORGANIZATION, STANDING AND POWER. The Company is a corporation duly organized, validly existing and in good standing under the laws of Denmark. The Company has the corporate power to own its properties and to carry on its business as now being conducted and as currently proposed to be conducted, and is duly qualified and in good standing in each jurisdiction where the failure to be so qualified and in good standing would have a Material Adverse Effect on the Company. The Sellers have delivered a true and correct English translation of the latest corporate summary (Sammenskrevet resume) of the Company from the Danish Companies' Registrar, and of Company's presently registered Articles of Association as amended to date, including the filing dated 11 August 1999, which are attached hereto as Appendix 4. The Company is not in violation of any of the provisions of its corporate summary or its Articles of Association or equivalent organizational documents. The Company has no subsidiaries and Company does not directly or indirectly own any equity interest in, or any interest convertible or exchangeable or exercisable for, any equity interest in, any corporation, partnership, joint venture or other business association or entity.

3.4 CAPITAL STRUCTURE. As of the date hereof, the Company Equity Capital is as appears from the attached Appendix 1. The shares, as listed in Appendix 1, (consisting of 4,148,000 shares of Common Stock, DKK 1.00 par value), are all issued and outstanding, filed and registered with the Danish Companies' Registrar as of the close of business on 14 September 1999. As appears from Appendix 1 (cf. Appendix 2), the Company has granted warrants (exercisable into 556,125 shares of Company Common Stock, DKK 1.00 par value) and has obtained a Convertible Subordinated Loan of which DKK 21,000,000 is outstanding, convertible into 1,000,000 shares of Company Common Stock, DKK 1.00 par value. There are no other outstanding shares of capital stock or voting securities and no outstanding commitments to issue any shares of capital stock or voting securities. All issued shares of Company Common Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the charter documents of Company, or by agreement, except the provision of the Company's Articles of Association giving allowance for the protection of the pre-emptive rights and rights of first refusal, etc., subject to the Shareholders' Agreement dated 14 May 1999, attached hereto as Appendix 5, entered into in connection with the Company obtaining the Convertible Subordinated Loan, according to an Investment Agreement and a Loan Agreement of 14 May 1999 with DB, attached hereto as Appendix 6.

          None of the Company's shares are subject to stock purchase rights of any nature. There are no other options, warrants, calls, rights, commitments or agreements of any character to which the Company's shareholders and/or the Company are a party or by which these are bound, obligating Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of Company or obligating Company to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no other contracts, commitments or agreements relating to voting, purchase or sale of Company's capital stock

          (i) between or among Company and any of its stockholders and (ii) to the knowledge of the Sellers, between or among any of Company's stockholders. The terms of the Company Warrant Plans do not permit the assumption of or substitution of warrants to purchase Cisco Common Stock, without the consent or approval of the holders of such warrants. True and complete copies of all agreements and instruments relating to or issued under the Company Warrant Plans have been delivered to Cisco and such agreements and instruments have not been amended, modified or supplemented other than as specifically contemplated by the provisions of this Agreement, and there are no agreements to amend, modify or supplement such agreements or instruments in any case from the form made available to Cisco, other than as expresly permitted by this Agreement.

          The Sellers are entitled to sell and transfer to Cisco the full legal and beneficial ownership of their Shares, free from all liens, options, charges, encumbrances, rights of pre-emption, rights of pledge or any other third party rights on the terms of this Agreement without the consent of any third party and no claim has been made by any person to be entitled to any of the foregoing. Included within Appendix 1 is a list of the Company's current shareholders, showing the record name of each such shareholder and the number of shares held by such shareholder.

3.5 AUTHORITY. The Sellers have all requisite corporate or other power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Sellers. This Agreement has been duly executed and delivered by each Seller, and constitutes the valid and binding obligation of each such Seller, enforceable against them in accordance with its terms, except as enforceability may be limited by bankruptcy and other laws affecting the rights and remedies of creditors generally and general principles of equity.

          The execution and delivery of this Agreement by such shareholders does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of the charter documents of Company, (ii) any mortgage, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Company or any of its properties or assets which would have a Material Adverse Effect on the Company. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority ("Governmental Entity") is required by or with respect to Company or any of its shareholders in connection with the execution and delivery of this Agreement, or the consummation of the transactions contemplated hereby, except for (i) the filing of any amendments to the Company's Articles of Association as a consequence of the issuance of new shares as contemplated herein with the Danish Companies' Registrar; (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable Danish securities laws and the securities and/or other laws of any foreign country; (iii) such filings as may be required under the Danish Antitrust law; and (iv) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Company and would not prevent, or materially alter or delay any of the transactions contemplated by this Agreement.

3.6 FINANCIAL STATEMENTS. The Sellers have delivered to Cisco a true and complete copy of the financial reports of Company, as of 31 December, 1998, accompanied by an audit report delivered by KPMG C. Jespersen, the Company's independent certified public accountants, to-gether with the balance sheet as at 30 June, 1999, (the "Company Financial Statements"), which, together with prior financial reports of the Company, are attached hereto as Appendix 7. The Company Financial Statements were complete and correct in all material respects as of their respective dates, complied as to form in all material respects with applicable accounting requirements and have been prepared in accordance with Danish generally accepted accounting principles applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements, as it appears herein. The Company Financial Statements fairly present the financial condition and operating results of Company at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments).

3.7 ABSENCE OF CERTAIN CHANGES. Since 31 December, 1998 (the "Company Balance Sheet Date"), Company has conducted its business in the ordinary course consistent with past practice and there has not occurred:

          (i) any change, event or condition (whether or not covered by insurance) that has resulted in or would reasonably be expected to result in a Material Adverse Effect to Company;

          (ii) any acquisition, sale or transfer of any material asset of Company;

          (iii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Company or any revaluation by Company's assets;

          (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Company, or any direct or indirect redemption, purchase or other acquisition by Company of any of its shares of capital stock,;

          (v) any amendment or change to the corporate summary or Articles of Association of the Company other than as specified in Appendix 4;

          (vi) any increase in or modification of the compensation or benefits payable or to become payable by Company to any of its directors or employees;

          (vii) any amendment or termination of, or default under or breach by the Company of, any material contract to which the Company is a party or by which it is bound which would have a Material Adverse Effect; or

          (viii) any agreements by the Company to do any of the acts contemplated by clauses (i) through (vii) above.

3.8 ABSENCE OF UNDISCLOSED LIABILITIES. To the knowledge of the Sellers, Company has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than

          (i) those set forth or adequately provided for in the Balance Sheet or in the related Notes to Financial Statements included in Company's Annual Report for the period ended 31 December, 1998 (the "Company Balance Sheet"), or in the Company's interim balance sheet as of June 30, 1999, a copy of which has been delivered to Cisco,

          (ii) those incurred in the ordinary course of business since the date of the Company Balance Sheet and not required to be included by generally accepted accounting principles to be included in the interim balance sheet; and,

          (iii) those incurred in connection with the execution of this Agreement.

3.9 LITIGATION. There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of the Sellers, threatened, against Company or any of its properties or any of their respective officers or directors (in their capacities as such), or to which the Company is a party. There is no judgment, decree or order against Company, or any of their respective directors or officers (in their capacities as such), that could prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Material Adverse Effect on Company.

3.10 RESTRICTIONS ON BUSINESS ACTIVITIES. There is no agreement, judgment, injunction, order or decree binding upon Company which has or reasonably could be expected to have the effect of prohibiting or materially impairing any business practice of Company, any acquisition of property by Company or the conduct of business by Company.

3.11 GOVERNMENTAL AUTHORIZATION. Company has obtained any governmental consent, license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which Company currently operates or holds any interest in any of its properties or (ii) that is required for the operation of Company's business or the holding of any such interest ((i) and (ii) herein collectively called "Company Authorizations"), and all of such Company Authorizations are in full force and effect, except where the failure to obtain or have any of such Company Authorizations could not reasonably be expected to have a Material Adverse Effect on Company.

3.12 TITLE TO PROPERTY. Company has good and valid title to all of its properties, interests in properties and assets, real and personal, reflected in the Company Balance Sheet or acquired after the Company Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the Company Balance Sheet Date in the ordinary course of business), or in the case of leased properties and assets, valid leasehold interests in, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties, and (ii) liens securing debt which is reflected on the Company Balance Sheet. The plants, property and equipment of Company and its subsidiaries that are used in the operations of their businesses are in good operating condition and repair. All properties used in the operations of Company are reflected in the Company Balance Sheet to the extent generally accepted accounting principles require the same to be reflected.

3.13      INTELLECTUAL PROPERTY.

          (a) Company owns, or is licensed or otherwise possesses legally enforceable rights to use all patents, trademarks, trade names, service marks, domain names, database rights, copyrights, and any applications therefor, maskworks, net lists, schematics, technology, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material ("Intellectual Property") that are used in the business of Company as currently conducted. Company has not

                  (i) licensed any of its Intellectual Property in source code form to any party;

                  (ii) entered into any agreement requiring the Company to license or otherwise provide future versions, upgrades or enhancements of its Intellectual Property in source code form; or

                  (iii) entered into any exclusive agreements relating to its Intellectual Property.

                  No royalties or other continuing payment obligations are due in respect of Third Party Intellectual Property Rights (as defined below).

          (b) The Disclosure Schedule lists (i) all patents and patent applications, and all registered and unregistered trademarks, trade names and service marks, registered copyrights and maskworks included in the Intellectual Property owned by the Company, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance or registration has been filed; (ii) all licenses, sublicenses or other agreements as to which the Company is a party or pursuant to which the Company is authorized to use any third party patents, trademarks or copyrights, including software ("Third Party Intellectual Property Rights") which are incorporated in, are, or form a part of any product of Company; and (iii) all licenses, sublicenses and other agreements as to which Company is a party and pursuant to which any person other than the Company is authorized to use any Intellectual Property.

          (c) There is no unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property rights owned by Company, or any Intellectual Property right of any third party to the extent licensed by or through Company, by any third party, including any employee or former employee of Company. Company has not entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property owned by the Company, other than indemnification provisions contained in purchase orders, distribution agreements and license agreements arising in the ordinary course of business, copies of the forms of which have been made available to Cisco.

          (d) Company is not, and will not be, as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Intellectual Property or Third Party Intellectual Property Rights.

          (e) All patents, trademarks, service marks and copyrights held by Company are valid and subsisting. Company (i) is not and has not been subject to any suit, action or proceeding, or received any notice or threat, which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other intellectual property right of any third party and (ii) has not brought any action, suit or proceeding for infringement of Intellectual Property or breach of any license or agreement involving Intellectual Property against any third party. The manufacture, marketing, licensing or sale of Company's products does not, except as set forth on the Disclosure Schedule, infringe any patent, trademark, service mark, copyright, trade secret or other intellectual property right of any third party.

          (f) Company has secured from all employees and consultants who contributed to the creation or development of Intellectual Property valid written assignments of the rights to such contributions that Company does not already own by operation of law.

          (g) Company has taken all reasonably necessary and appropriate measures to protect and preserve the confidentiality of all non-public Intellectual Property not otherwise protected by patents, or patent applications or copyright ("Confidential Information"). All use, disclosure or appropriation of Confidential Information owned by Company by or to a third party has been pursuant to the terms of a written agreement between Company and such third party pursuant to which the third party has undertaken to protect and not disclose Confidential Information. All use, disclosure or appropriation of Confidential Information not owned by Company has been pursuant to the terms of a written agreement between Company and the owner of such Confidential Information, or is otherwise lawful.

3.14 TAXES. The Company has properly completed and timely filed all Tax Returns required to be filed by it and has paid all Taxes shown thereon to be due. The Company Financial Statements reflect any accrued Taxes that have not been paid through the dates thereof. The Company has no material liability for unpaid Taxes accruing after the date of the latest Company Financial Statements, other than Taxes arising in the ordinary course of its business. There is no material claim for Taxes that is a lien against the property of the Company or is being asserted against the Company. The Company has not been notified and the Principals have no other knowledge that any audit of any Tax Return of the Company is being conducted by a Tax Authority. The ComCompany has not been and will, to the knowledge of the Sellers, not be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) under any applicable Tax laws as a result of transactions, events or accounting methods employed prior to this Agreement. The Company has not filed any correspondence to prevent the imposition of penalties with respect to any Tax reporting position taken on any Tax Return. The Company has in its possession receipts for any Taxes paid to Tax authorities. For purposes of this Agreement, the following terms have the following meanings: "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means (i) any net income, alternative or add-on tax, gross income, gross receipts, sales, use, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, in addition to tax or additional amount imposed by any governmental entity (a "Tax Authority") responsible for the imposition of any such tax (domestic or foreign), (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period, and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of being a transferee of or successor to any person or as a result of any express or implied obligation to indemnify any other person. As used herein, "Tax Return" shall mean any return, statement, report or form (including, without limitation, estimated tax returns and reports, withholding tax returns and reports and information reports and returns) required to be filed with respect to Taxes.

3.15      EMPLOYEES, CONSULTANTS AND DIRECTORS.

          (a) The Disclosure Schedule lists all employees and executive officers of the Company and a summary of their employment terms as of the date of signing.

          (b) Copies of all material general employee benefit plans and arrangements (including, but not limited to, the bonus scheme and the warrant programme) have been delivered to Cisco,

          (c) each loan to a non-officer employee, consultant, executive officer or director, and any stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, surplus sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit or dependent care, life insurance or accident insurance plans, programs or arrangements have been delivered to Cisco,

          (d) all bonus, Company paid pension, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements have been delivered to Cisco,

          (e) all other fringe or employee benefit plans, programs or arrangements that apply to executive officers of Company and that do not generally apply to all employees have been delivered to Cisco in the form of the executive officers' employment contracts,

          (f) any current employment or executive compensation or severance agreements, written or otherwise, relating to any present employee, consultant or executive officer of Company are set forth in the Disclosure Schedule, and there are no claims or unfulfilled severance or compensation agreement towards former employees or consultants of the Company, and

          (g) none of the Employment Contracts promises or provides retiree medical or other retiree welfare benefits to any person, except as required by applicable law.

3.16 CERTAIN AGREEMENTS AFFECTED BY THE SHARE EXCHANGE. Neither the execution and delivery of this Agreement nor the consummation of the transaction contemplated hereby will (i) result in any payment (including, without limitation, severance, contractual or statutory redundancy pay, liquidated damages, damages for breach of contract or wrongful dismissal, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any present or former officer, director, employee or consultant of Company, (ii) materially increase or create any benefits otherwise payable by Company or (iii) result in the acceleration of the time of payment or vesting of any such benefits, except as contemplated in this Agreement or set forth on the Disclosure Schedule.

3.17      EMPLOYEE MATTERS.

          (a) Company is in compliance in all material respects with all currently applicable laws and regulations and other requirements having the force of law, respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and is not engaged in any unfair labor practice.

          (b) Company has withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to officers, directors, employees and consultants; and has, in relation to such persons, discharged its obligations in full and is not liable for any past due wages, salaries, fees, commissions, bonuses, overtime pay, pension contributions, or any taxes or insurance contributions, nor for penalties for failure to comply with any of the foregoing.

          (c) Company is not liable for any material payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice).

          (d) There are no pending claims against Company for any material amounts under any workers compensation plan or policy or for long term disability that are not covered by insurance.

          (e) There are no controversies pending or, to the knowledge of the Sellers, threatened, between Company and any of its employees or consultants, which controversies have or could reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any agency, court or tribunal, foreign or domestic.

          (f) Company is not a party to any collective bargaining agreement or other labor union contract.

          (g) To the knowledge of the Sellers, no employee or consultant of Company is in violation of any term of any employment contract, patent disclosure agreement, noncompetition agreement, or any restrictive covenant to a former employer relating to the right of any such individual to perform services for Company because of the nature of the business conducted or presently proposed to be conducted by Company or to the use of trade secrets or proprietary information of others.

          (h) No employees of Company have given notice to Company, nor are the Affiliates otherwise aware, that any such employee intends to terminate his or her employment with Company.

          (i) There are no existing service or other agreements or contracts between the Company and any of its directors, officers, employees or consultants that cannot be lawfully terminated by no more than three months' notice without giving rise to any claim for damages or compensation.

          The above Sections 3.17 (a-i) are subject to such employee, consultant or director matter not having a Materially Adverse Effect on the Company.

3.18 INTERESTED PARTY TRANSACTIONS. Company is not indebted to any director, officer, employee or consultant of Company (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such person is indebted to Company.

3.19 INSURANCE. The Company has made available to Cisco all policies of insurance. There is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. All premiums due and payable under all such policies have been paid and Company is otherwise in compliance in all material respects with the terms of such policies and bonds. The Sellers have no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

3.20 COMPLIANCE WITH LAWS. Company has complied with, is not in violation of, and has not received any notices of violation with respect to, any applicable law or regulation with respect to the conduct of its business, or the ownership or operation of its business, the infringement of which would have a Materially Adverse Effect on the Company.

3.21 BROKERS' AND FINDERS' FEES. Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

3.22 YEAR 2000. None of the products sold or licensed by the Company will malfunction, will cease to function, will generate incorrect data or will produce incorrect results and will not cause any of the above with respect to the property or business of third parties using such products or services when processing, providing or receiving (i) date-related data from, into and between the 20th and 21st centuries, or (ii) date-related data in connection with any valid date in the 20th and 21st centuries. The Company has not made any representations or warranties specifically relating to the ability of any product or service sold, licensed, rendered, or otherwise provided by the Company that such product or service is Year 2000 compliant.

3.23 REPRESENTATIONS AND DISCLOSURES COMPLETE. None of the representations, warranties or disclosures made by the Sellers herein, including the Disclosure Schedule attached hereto, with respect to the business, operations, assets, results of operations and financial condition of the Company and the transactions contemplated by this Agreement, when read together in their entirety, contains or will contain on the Effective Date any untrue statement of material fact, or omits or will omit on the Effective Date to state any material fact relevant in the evaluation of the Company or necessary in order to make the statements contained herein or therein complete and correct.

3.24 NO IMPLIED WARRANTIES. The Sellers have not made any implied or otherwise implicit warranties or representations.

4.        Representations and Warranties of Cisco

          Except as otherwise made publicly available prior to Closing, including without limitation via publicized financial records, filings with the SEC or the NASD or any other securities exchange, Cisco represents and warrants to the Sellers as follows:

4.1 ORGANIZATION, STANDING AND POWER. Cisco is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Cisco has the corporate power to own its properties and to carry on its business as now being conducted. Cisco is not in violation of any of the provisions of its Articles of Incorporation or Bylaws or equivalent organizational documents.

4.2 THE CISCO SHARES. The Cisco Shares to be issued pursuant to this Agreement will be duly authorized, validly issued, fully paid, non-assessable, and listed on the Nasdaq National Market.

4.3 AUTHORITY. Cisco has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement, when duly executed and delivered, will constitute the valid and binding obligation of Cisco enforceable against Cisco in accordance with its terms.

4.4 FINANCIAL STATEMENTS. The financial statements of Cisco of the last three fiscal years, including the notes thereto (the "Cisco Financial Statements") were complete and correct in all material respects as of their respective dates and were prepared in accordance with generally accepted accounting principles applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements included in Quarterly Reports on Form 10-Qs, as permitted by Form 10-Q of the SEC). The Cisco Financial Statements fairly present the consolidated financial condition and operating results of Cisco at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments).

4.5 APPROVAL. The Board of Directors of Cisco has approved the transaction contemplated hereby. No consent or approval of the shareholders of Cisco is required or necessary for Cisco to enter into this Agreement or to consummate the transactions contemplated hereby.

5.        Tax-Exempted Exchange of Shares

          Cisco is informed that the Sellers may receive approval from the Danish tax authorities for the share transaction (Share Exchange) to be approved as a tax-exempted share exchange. An application for such exemption was prepared and submitted by the Sellers on 3 September 1999. If the approval stipulates as a condition precedent to tax-exemption for the Sellers that Cisco shall, for a specified period, give advance notice of any contemplated change with respect to the facts that formed the basis for the approval, then Cisco will comply with such obligation to give advance notice. Further, Cisco undertakes to comply with the conditions imposed by the Danish tax authorities following such advance notice.

6.        Pooling Accounting

6.1 DISCLOSED INFORMATION ON SECURITIES TRANSACTIONS. Cisco has received information as to securities transactions in the Company within the last two (2) years, a summary of which is contained in Appendix 8. Subject to Section 6.2 below, the Sellers do not undertake any liability whatsoever and disclaim any liabilities as to the fact whether the transaction as contemplated in this Agreement will qualify as a pooling of interests transaction.

6.2 NO ACTIONS CONTRARY TO POOLING. Cisco has provided the Principal Equity Holders and the Affiliates with the Memorandum of Pooling Requirements, attached hereto as Appendix 13. The Principal Equity Holders and the Affiliates shall in the period from the signing of this Agreement and until the Closing refrain from acting contrary to Memorandum of Pooling Requirements.

6.3 POOLING OPINION LETTER. The Sellers shall use all reasonable efforts to cause to be delivered to the Sellers a letter of KPMG, the Company's independent auditors, to the effect that they concur with the assertions of the Company's management that no conditions exist that represent violations of certain of the specific conditions that must be met for pooling of interest accounting to be appropriate, including (i) autonomy, (ii) independence, (iii) change in equity interests, and (iv) treasury stock. A form Pooling Letter which is acceptable to Cisco is attached hereto as Appendix 14.

7.        Conduct Prior to the Effective Time

7.1 CONDUCT OF BUSINESS OF COMPANY. During the period from the date of this Agreement and continuing until the Effective Date, the Principal Equity Holders and the Com-pany agree (except to the extent consented to in writing by Cisco), to carry on its business in the ordinary course in substantially the same manner as heretofore conducted, to pay debts and Taxes when due subject to good faith disputes over such debts or taxes, to pay or perform other obligations when due, and to use all reasonable efforts consistent with past practice and policies to preserve intact its present business organizations, use commercially reasonable efforts consistent with past practice to keep available the services of its present officers and key employees and use commercially reasonable efforts consistent with past practice to preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing businesses shall be unimpaired at the Effective Date. Company agrees to promptly notify Cisco of any material event or occurrence not in the ordinary course of its business, and of any event which could have a Material Adverse Effect.

7.2 RESTRICTIONS ON CONDUCT OF BUSINESS OF COMPANY. During the period from the date of this Agreement and continuing until the Effective Date, except as expressly contemplated by this Agreement, the Principal Equity Holders and Company shall not do, cause or permit any of the following to be done in respect of the Company, without the prior written consent of Cisco:

          (a) CHARTER DOCUMENTS. Cause or permit any amendments to its Bylaws, except as caused by the exercise of warrants and/or the conversion of the Convertible Subordinated Loan;

          (b) DIVIDENDS. Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, except as provided for in this Agreement, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it;

          (c) WARRANT PLANS, ETC. Take any action to accelerate, amend or change the period of exercisability or vesting of warrants or other rights granted under its warrant plan (other than as permitted by this Agreement).

          (d) MATERIAL CONTRACTS. Enter into any contract or commitment, or violate, amend or otherwise modify or waive any of the terms of any of its contracts, other than in the ordinary course of business consistent with past practice;

          (e) ISSUANCE OF SECURITIES. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than the issuance of shares of its Common Stock pursuant to the exercise of warrants and/or conversion of the Convertible Subordinated Loan or other rights therefor outstanding as of the date of this Agreement;

          (f) INTELLECTUAL PROPERTY. Transfer to any person or entity any rights to its Intellectual Property other than the transfer of non-exclusive rights to its Intellectual Property in the ordinary course of business consistent with past practice;

          (g) EXCLUSIVE RIGHTS. Enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of its products or technology;

          (h) DISPOSITIONS. Sell, lease, license or otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, to its business, taken as a whole, except in the ordinary course of business consistent with past practice;

          (i) GUARANTEES. Guarantee any indebtedness of third party or guarantee any debt securities of others, except in the ordinary course of business consistent with past practice;

          (j)     LEASES. Enter into any operating lease in excess of $50,000;

          (k) PAYMENT OF OBLIGATIONS. Pay, discharge or satisfy in an amount in excess of $10,000 in any one case, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Company Financial Statements or otherwise disclosed to Cisco;

          (l) CAPITAL EXPENDITURES. Make any capital expenditures, capital additions or capital improvements except in the ordinary course of business and consistent with past practice;

          (m) INSURANCE. Materially reduce the amount of any material insurance coverage provided by existing insurance policies;

          (n) TERMINATION OR WAIVER. Terminate or waive any right of substantial value, other than in the ordinary course of business;

          (o) EMPLOYEE BENEFIT PLANS; NEW HIRES; PAY INCREASES. Adopt or amend any general employee benefit or stock purchase or option plan, or hire any new director level or management level employee, pay any special bonus or special remuneration to any employee or director, or increase the salaries or wage rates of its employees other than in the ordinary course of business consistent with past practice;

          (p)     SEVERANCE ARRANGEMENTS. Grant any severance or termination pay
                  (i) to any director or officer or (ii) to any other employee except payments made pursuant to written agreements outstanding on the date hereof other than in the ordinary course of business consistent with past practice.

          (q) LAWSUITS. Commence a lawsuit other than (i) for the routine collection of bills, (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with Cisco prior to the filing of such a suit, or (iii) for a breach of this Agreement or any Exhibits hereto;

          (r) ACQUISITIONS. Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its business, taken as a whole, or acquire or agree to acquire any equity securities of any corporation, partnership, association or business organization;

          (s) TAXES. Other than in the ordinary course of business, make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any material Tax

                  Return or any amendment to a material Tax Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes;

          (t) NOTICES. Company shall give all notices and other information required to be given to the employees of Company under Danish law in connection with the transactions provided for in this Agreement;

          (u) REVALUATION. Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

8.        Additional Agreements

8.1       ACCESS TO INFORMATION.

          (a) Upon reasonable notice, the Principal Equity Holders shall provide for Company affording Cisco and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Date to (i) all of Company's properties, books, contracts, commitments and records, and (ii) all other information concerning the business, properties and personnel of Company as Cisco may reasonably request. The Principal Equity Holders agree to let Company provide to Cisco and its accountants, counsel and other representatives copies of internal financial statements promptly upon request. Cisco shall treat all such information as confidential pursuant to the terms of the Confidentiality Agreement.

          (b) Subject to compliance with applicable law, from the date hereof until the Effective Date, each of Cisco and Company shall confer on a regular and frequent basis with one or more representatives of the other party (being at the same time representatives of the Principal Equity Holders) to report operational matters of materiality and the general status of ongoing operations.

          (c) No information or knowledge obtained in any investigation pursuant to this Section 8.1 shall affect or be deemed to modify any representation or warranty contained herein.

8.2 CONFIDENTIALITY. The parties acknowledge that each of Cisco and the Principal Equity Holders on behalf of Company have previously executed a non-disclosure agreement dated 11 June 1999 (the "Confidentiality Agreement"), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

8.3 PUBLIC DISCLOSURE. Unless otherwise permitted by this Agreement, Cisco and Company shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange or with the NASD, in which case the party proposing to issue such press release or make such public statement or disclosure shall use commercially reasonable efforts to consult with the other party before issuing such press release or making such public statement or disclosure.

8.4       CONSENTS; COOPERATION.

          (a) Each of Cisco and the Principal Equity Holders and the Company shall promptly apply for or otherwise seek, and use its commercially reasonable efforts to obtain, all consents and approvals required to be obtained by it for the consummation of this Agreement, including such that might be required under HSR, and shall use its commercially reasonable efforts to obtain all necessary consents, waivers and approvals under any of its material contracts in connection with the consummation of this Agreement. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings relating to this Agreement.

8.5 LEGAL REQUIREMENTS. Each of Cisco, the Principal Equity Holders and the Company will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement and will take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Entity or other person, required to be obtained or made in connection with the taking of any action contemplated by this Agreement.

8.6 BLUE SKY LAWS. Cisco shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Cisco Common Stock in connection with this Share Exchange. The Principal Equity Holders shall use commercially reasonable efforts to assist Cisco as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Cisco Common Stock in connection with this Agreement

8.7 LISTING OF ADDITIONAL SHARES. Prior to the Effective Date, Cisco shall file with the Nasdaq National Market a Notification Form for Listing of Additional Shares with respect to the shares to be issued in connection with this Agreement.

8.8 COMMERCIALLY REASONABLE EFFORTS AND FURTHER ASSURANCES. Each of the Principal Equity Holders on the one hand and Cisco on the other hand shall use its commercially reasonable efforts to effectuate the transactions contemplated hereby and to fulfil and cause to be fulfilled the conditions to closing under this Agreement. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

9.        Conditions for Obligations of Cisco

9.1 CLOSING. Cisco's obligation to acquire the Shares at Closing is, at the option of Cisco, which may waive any such conditions, subject to the fulfilment on or prior to the Closing Date of the following conditions:

          (i) REPRESENTATIONS AND WARRANTIES CORRECT. The representations and warranties made by the Principal Equity Holders in Section 3 hereof shall be true and correct as of the Effective Date as though such representations and warranties were made on and as of such time, except to the extent that the cumulative effect of any failure of such warranties and representations to be true and correct as of the Effective Date does not have a Material Adverse Effect on the Company and except for failures occurring in the ordinary course of the Company's business.

          (ii) COVENANTS. All covenants, agreements and conditions contained in this Agreement to be per-formed by the Sellers on or prior to the Effective Date shall have been performed or complied with in all material respects.

          (iii) CERTIFICATE OF PRINCIPAL EQUITY HOLDERS. Cisco shall have been provided with a certificate executed on behalf of each Principal Equity Holders by its President and its Chief Financial Officer certifying that the conditions set forth in
                  Section 9.1(i) and (ii) shall have been fulfilled.

          (iv) NO ORDER PENDING. There shall not at Closing be in effect any order enjoining or restraining the transactions contemplated by this Agreement.

          (v) NO LAW PROHIBITING OR RESTRICTING SUCH SALE. There shall not be in effect any law, rule or regulation prohibiting or restricting the sale of the Shares or other transactions contemplated herein, or requiring any consent or approval of any person which shall not have been obtained to transfer the Shares. For the avoidance of doubt, laws, rules or regulations relating to whether the Company qualifies for pooling-of-interests accounting in its business combination with Cisco shall not be deemed laws, rules or regulations prohibiting or restricting the sale of the Shares.

          (vi) KEY EMPLOYEES. The following key employees of the Company shall have agreed to employment agreements on the basis of the template attached hereto as Appendix 12:

                  - Henrik Hvidtfeldt

                  - Gregers Kronborg

                  - Kim Nyholm

                  - Jens Christophersen

                  - Claus Jensen

                  - Christian Lofquist, and

                  - Jorgen Pedersen.

          (vii) TAX TREATMENT. Cisco shall have received, reviewed and found that nothing contained in the tax approval to be obtained by the Sellers, see Section 5 above, is, in the opinion of Cisco, materially adverse for Cisco.

10.       Conditions for Obligations of the Sellers

10.1 CLOSING. The Sellers' obligation to sell the Shares at Closing is, at the option of the Sellers, which may waive any such conditions, subject to the fulfilment on or prior to the Closing Date of the following conditions:

          (i) REPRESENTATIONS AND WARRANTIES CORRECT. The representations and warranties made by Cisco in Section 4 hereof shall be true and correct as of the Effective Date as though such representations and warranties were made on and as of such time.

          (ii) COVENANTS. All covenants, agreements and conditions contained in this Agreement to be performed by Cisco on or prior to the Effective Date shall have been performed or complied with in all material respects.

          (iii) CERTIFICATE OF CISCO. Company shall have been provided with a certificate executed on behalf of Cisco by an individual authorized to sign for Cisco certifying that the condition set forth in Section 10.1(i) and (ii) shall have been fulfilled.

          (iv) NO ORDER PENDING. There shall not at Closing be in effect any order enjoining or restraining the transactions contemplated by this Agreement.

          (v) NO LAW PROHIBITING OR RESTRICTING SUCH SALE. There shall not be in effect any law, rule or regulation prohibiting or restricting the sale of the shares of Company's Common Stock or other transactions contemplated herein, or requiring any consent or approval of any person which shall not have been obtained to issue the shares of Cisco Common Stock (the Cisco Shares).

          (vi) LISTING OF ADDITIONAL SHARES. The filing with the Nasdaq National Market of a Notification Form for Listing of Additional Shares with respect to the shares of Cisco Common Stock issuable upon closing in exchange of the Company Common Stock shall have been made.

          (vii) TAX TREATMENT. The Sellers shall have received the applicable approval for tax-exemption as an exchange of shares, see
                  Section 5 above.

11.       Covenant of Principal Equity Holders

11.1 The Principal Equity Holders covenant and agree that the Principal Equity Holders will procure the waiver by any Minority Shareholder or Warrantholder of applicable preemtpive rights, if any, relating to the Shares under any Shareholders' Agreement or the like thereof.

11.2 By signing this Agreement, each Seller recognizes in relation to Cisco, the Company and the other Sellers that the Company Equity Capital is as appears from Appendix 1, and that the Cisco Shares shall be distributed between the Sellers as set forth in Appendix 1.

12.       Escrow and Indemnification

12.1 ESCROW FUND. At Closing, Cisco shall deposit pursuant to the Escrow Agreement ten (10) percent of the Cisco Shares, exclusive of the portion of the Cisco Shares relating to the Company's treasury stock, with State Street Bank & Trust (or another institution selected by the Principal Equity Holders and Cisco) (the "Escrow Agent"), such deposit together with interest and other income and proceeds thereon to constitute the "Escrow Fund" and to be governed by the terms set forth herein and in the Escrow Agreement. Each of the Sellers agrees to be bound by the terms of the Escrow Agreement. The Escrow Fund shall be available to compensate Cisco pursuant to the indemnification obligations of the Sellers.

12.2      INDEMNIFICATION.

          (a) Subject to the limitations set forth in this Section 12, the Sellers will, on a pro rata basis in relation to each Seller's proportion of the Company Equity Capital as set forth in Appendix 1, indemnify and hold harmless Cisco and its officers, directors, agents and employees, and each person, if any, who controls or may control Cisco within the meaning of the Securities Act (hereinafter referred to individually as an "Indemnified Person" and collectively as "Indemnified Persons") from and against any and all losses, costs, damages, liabilities and expenses arising from claims, demands, actions, causes of action, including, without limitation, reasonable legal fees, (collectively, "Damages") arising out of any misrepresentation or breach of, or default in connection with, any of the representations, warranties, covenants and agreements given or made by the Sellers in this Agreement. Cisco will notify the Shareholders' Agent in accordance with Section 12.5 as soon as is reasonably practical with respect to each event or circumstance that gives rise to Damages that are subject to indemnification hereunder. The Escrow Fund shall be security for this indemnity obligation subject to the limitations in this Agreement.

          (b) Cisco and the Sellers each acknowledge that such Damages, if any, would relate to unresolved contingencies existing at the Effective Date, which if resolved at the Effective Time would have led to a reduction in the total number of shares Cisco would have agreed to issue in connection with the share exchange.

          (c) After Closing, recovery from the Escrow Fund shall be Cisco's exclusive remedy for any breach by the Sellers hereof or Damages described in Section 12.2(a);

          provided, however, that (i) in the event of any willful misrepresentation, any willful breach or any fraudulent conduct by any Seller, all Sellers shall be liable on a pro rata basis up and until their pro rata share, as set forth in Appendix 1, of the cash value of the Cisco Shares at the signing hereof; and (ii) nothing herein shall limit the liability of a Seller who has acted fraudulently.

          (d) If the transaction contemplated hereby does not close due to any negligence of any one Seller, the Sellers shall on a pro rata basis be liable towards Cisco up to an amount of USD 6,567,500, provided that the liability of a Seller shall not be limited if such Seller has acted fraudulently or such Seller has transferred or assigned rights to any third party in his portion of the Shares after signing.

12.3 INDEMNITY THRESHOLD AND CAP. Cisco may not receive any Cisco Shares from the Escrow Fund unless and until an Officer's Certificate or Certificates (as defined in Section 12.5 below), identifying Damages the aggregate amount of which exceeds USD 75,000 (the "Indemnity Threshold") has been delivered to the Escrow Agent as provided in
          Section 12.5 below and such amount is determined pursuant to this
          Section 12 to be payable, in either which case Cisco shall receive Cisco Shares equal in value to the full amount of Damages. In determining the amount of any Damage attributable to a specific breach, if the representation, warranty or covenant in question contains a materiality standard and it is determined that the specific event is in fact material, then the materiality standard contained therein shall be disregarded and the full amount of the Damages attributable to such breach shall be subject to the procedures set forth in this Section 12.

12.4 ESCROW PERIOD. The Escrow Period shall terminate (i) for those matters that are not expected to be encountered and resolved in the audit of Cisco's financial statements for its fiscal year because of materiality considerations or otherwise, at the one year anniversary of the Effective Date or (ii) for all other matters at the earlier of the one year anniversary of the Effective Date or the issuance of the audited consolidated financial statements of Cisco for its fiscal year which include the results of the Company; provided, however, that a portion of the Escrow Fund, which is necessary to satisfy any unsatisfied claims specified in any Officer's Certificate theretofore delivered to the Escrow Agent prior to termination of the Escrow Period with respect to facts and circumstances existing prior to expiration of the Escrow Period, shall remain in the Escrow Fund until such claims have been resolved. Cisco shall deliver to the Escrow Agent a certificate specifying the Effective Date.

12.5 CLAIMS UPON ESCROW FUND. Upon receipt by the Escrow Agent on or before the last day of the Escrow Period set out in Section 12.4 above of a certificate signed by any officer of Cisco (an "Officer's Certificate") (i) stating that, a claim under this present Section 12 exists; and (ii) specifying in reasonable detail the individual items of such claim as well as the nature of the misrepresentation, breach of warranty or other action or omission on behalf of the Sellers that gave rise to the claim, the Escrow Agent shall, subject to Section
          12.6 and 12.7 below, deliver to Cisco out of the Escrow Fund, as promptly as practicable, cash or other assets held in the Escrow Fund having a value equal to the claim made. Any amounts paid out of the Escrow Fund to Cisco shall constitute a reduction of the consideration paid to the Sellers for the Company Equity Capital.

12.6 OBJECTIONS TO CLAIMS. At the time of delivery of any Officer's Certificate to the Escrow Agent, a duplicate copy of such Officer's Certificate shall be delivered to the Shareholders' Agent (defined in Section 12.8 below) and for a period of forty-five (45) days after such delivery to the Escrow Agent of such Officer's Certificate, the Escrow Agent shall make no delivery of Cisco Common Stock pursuant to
          Section 12.5 hereof un-
          less the Escrow Agent shall have received written authorization from the Shareholders' Agent to make such delivery. After the expiration of such forty-five (45) day period, the Escrow Agent shall make delivery of Cisco Shares or other funds then in the Escrow Fund in accordance with Section 12.5 hereof, provided that no such payment or delivery may be made if the Shareholders' Agent shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Escrow Agent and to Cisco prior to the expiration of such forty-five (45) day period. Any such objection by the Shareholders' Agent need not include a specification of the reasons for the objection to be considered timely received.

12.7      RESOLUTION OF CONFLICTS; ARBITRATION.

          (a) In case the Shareholders' Agent shall so object in writing to any claim or claims by Cisco made in any Officer's Certificate, Cisco shall have forty-five (45) days after receipt by the Escrow Agent of an objection by the Shareholders' Agent to respond in a written statement to the objection of the Shareholders' Agent. If after such forty-five (45) day period there remains a dispute as to any claims, the Shareholders' Agent and Cisco shall attempt in good faith for sixty (60) days to agree upon the rights of the respective parties with respect to each of such claims. If the Shareholders' Agent and Cisco should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and shall distribute Cisco Shares or other funds from the Escrow Fund in accordance with the terms thereof.

          (b) If no such agreement can be reached after good faith negotiation, either Cisco or the Sellers may refer the issue to arbitrations in accordance with Section 14.3 below.

12.8      SHAREHOLDERS' AGENT.

          (a) 2M Invest A/S shall be constituted and appointed as agent ("Shareholders' Agent") for and on behalf of the Sellers to give and receive notices and communications, to authorize delivery to Cisco from the Escrow Fund in satisfaction of claims by Cisco, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Shareholders' Agent for the accomplishment of the foregoing. Such agency may be changed by the holders of a majority in interest of the Escrow Fund from time to time upon not less than ten (10) days' prior written notice to Cisco. No bond shall be required of the Shareholders' Agent, and the Shareholders' Agent shall receive no compensation for his services. Notices or communications to or from the Shareholders' Agent shall constitute notice to or from each of the Sellers. (b) The Shareholders' Agent shall not be liable for any act done or omitted hereunder as Shareholders' Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Principal Equity Holders shall severally indemnify the Shareholders' Agent and hold him harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Shareholders' Agent and arising out of or in connection with the acceptance or administration of his duties hereunder.

12.9 ACTIONS OF THE SHAREHOLDERS' AGENT. A decision, act, consent or instruction of the Shareholders' Agent shall constitute a decision of all Sellers and shall be final, binding and conclusive upon each Seller, and the Escrow Agent and Cisco may rely upon any decision, act, consent or instruction of the Shareholders' Agent as being the decision, act, consent or instruction of each and every such Seller. The Escrow Agent and Cisco are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholders' Agent.

12.10 THIRD-PARTY CLAIMS. In the event Cisco becomes aware of a third-party claim which Cisco believes may result in a demand against the Escrow Fund, Cisco shall promptly notify the Shareholders' Agent of such claim, and the Shareholders' Agent shall be entitled, at the Sellers' expense, to participate in any defense of such claim. Cisco shall have the right in its sole discretion to settle any such claim; provided, however, that Cisco may not effect the settlement of any such claim without the consent of the Shareholders' Agent, which consent shall not be unreasonably withheld. In the event that the Shareholders' Agent has consented to any such settlement, the Shareholders' Agent shall have no power or authority to object under Section 12.6 or any other provision of this Section 12 to the amount of any claim by Cisco against the Escrow Fund for indemnity with respect to such settlement.

13.       Indemnification of the Sellers

13.1 INDEMNITY OBLIGATION. Cisco will indemnify and hold harmless each Seller and its officers, directors, agents and employees and each person, who controls or may control any Seller (hereinafter referred to individually as an "Indemnified Person" or collectively as "Indemnified Persons") from and against any and all losses, costs, damages, liabilities and expenses arising from claims, demands, actions, causes of action, including, without limitation, reasonable legal fees, arising out of any misrepresentation or breach of, or default in connection with, any of the representations, warranties, covenants and agreements given or made by Cisco in this Agreement. The Shareholders' Agent shall notify Cisco as soon as is reasonably practical with respect to each event or circumstance that gives rise to a claim against Cisco hereunder.

13.2 INDEMNITY THRESHOLD AND CAP. The Sellers shall not be entitled to indemnification unless and until the Share-holders' Agent has presented a claim in writing to Cisco identifying damages the aggregate amount of which exceeds USD 75,000 (the "Indemnity Threshold") and either Cisco agrees that such amount is payable, or an arbitration award to the effect that such amount is payable has been delivered, in either which case the Sellers shall be indemnified in the full amount of damages. In determining the amount of any damage attributable to a specific breach, if the representation, warranty or covenant in question contains a materiality standard and it is determined that the specific event is in fact material, then the materiality standard contained therein shall be disregarded and the full amount of the damages attributable to such breach shall be subject to the procedures set forth in this
          Section 13. If the transactions contemplated by this Agreement are consummated, the entire liability of Cisco hereunder shall be limited to the amount of USD 6,567,500, absent any fraud or willful misconduct on the part of Cisco.

13.3 INDEMNITY PERIOD. The period in which Cisco shall be under an obligation to indemnify the Sellers shall terminate (i) for those matters that are not expected to be encountered and resolved in the audit of Cisco's financial statements for its fiscal year because of materiality considerations or otherwise, at the one year anniversary of the Effective Date or (ii) for all other matters at the earlier of the one year anniversary of the Effective Date or the issuance of the audited consolidated financial statements of Cisco for its fiscal year which include the results of the Company, unless Cisco has been presented with a written claim from the Shareholders' Agent pursuant to Section 13.2 above prior to such time, in which event Cisco's obligation to indemnify the Sellers shall survive the expiry of the indemnity period with respect to the claims specified in the Shareholders' Agents' claim.

14.       Miscellaneous

14.1 LOANS AND GUARANTEES GRANTED BY 2M INVEST A/S. Cisco is informed of the obligations of the Company under a Loan

          Agreement between 2M Invest A/S and the Company dated 28 August 1998 and 2M Invest A/S' guarantee obligations in relation to the Company's debts. Provided that the transactions contemplated hereby are closed, Cisco undertakes to ensure that the said loan by 2M Invest A/S is repaid, in Cisco's discretion when due or before the due date, and that 2M Invest A/S is discharged of their obligations under the said guarantee obligations.

14.2 GOVERNING LAW. This Agreement shall be governed by and interpreted in accordance with the laws of Denmark, without reference to conflict of laws principles.

14.3 ARBITRATION. Any dispute or claim between the parties under this Agreement shall be finally settled by binding arbitration in accordance with the Rules of Procedure of the Danish Institute of Arbitration (Copenhagen Arbitration). For the purposes of this Section 14.2, the Sellers shall be deemed to be one party. The Arbitration Tribunal shall be composed of three arbitrators. Each party shall appoint one arbitrator and the Arbitration Institute shall appoint a third arbitrator who shall chair the Tribunal. If a party has not appointed an arbitrator within thirty (30) days of having requested or received notice of the arbitration, such arbitrator shall be appointed by the Arbitration Institute. The place of arbitration shall be Copenhagen. The language of the arbitration shall be English.

14.4 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement may not be assigned by a party without the prior written consent of the other party which shall not be unreasonably withheld.

14.5 ENTIRE AGREEMENT; AMENDMENT. This Agreement and any other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the Sellers and Cisco with regard to the subject matter hereof and thereof and supersedes all prior agreements and understandings among the parties or one or more

          Principal Shareholders and Cisco relating to the subject matter hereof. Neither this Agreement nor any term hereof may by amended, waived, discharged or terminated other than by a written instrument signed by all parties to any such amendment.

14.6 NOTICES AND DATES. Any notice or other communication given under this Agreement shall be sufficient if in writing and sent by registered mail, return receipt requested, postage prepaid to the below addresses.

            To Cisco:

                  Cisco Systems, Inc.
                  300 East Tasman Drive, Building 10
                  San Jose, CA 95134-1706
                  USA
                  Attention: Robert S. Gordon, Director

            With copies to:

                  Brobeck, Hale and Dorr
                  Hasilwood House
                  60 Bishopsgate
                  London E2N 4AJ

                  Attention: Thomas W. Kellerman, Esq.

                  and

                  Kromann & Munter
                  Radhuspladsen 14
                  1550  Kobenhavn V
                  Denmark

                  Attention: Lau Normann Jorgensen, Esq.

            To Shareholders' Agent on behalf of the Sellers:

                  2M Invest A/S
                  Gronningen 15
                  1270 Kobenhavn K
                  Denmark
                  Attention: Michael Mathiesen, Chairman and CEO

            With a copy to:

                  Horten & Partners A/S
                  Ved Stranden 18
                  1012 Kobenhavn K
                  Denmark
                  Attention: Inger S. Loft, Esq.

          All such notices and communications shall be effective when received by the addressee.

14.7 SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. The parties shall consult with each other to replace the non-binding provisions with other provisions that are binding, in such a way that the new provisions differ as little as possible from the non-binding provisions, taking into account the object and the purpose of this Agreement.

14.8 COSTS AND EXPENSES. The costs and expenses incurred on behalf of the Sellers in connection with the drafting and execution of this Agreement shall be borne by the Principal Equity Holders in proportion to their respective equity holdings in the Company prior to signing. Cisco shall pay its own costs and expenses incurred in connection herewith.

14.9 DANISH DUTIES. Danish share transfer duty shall, with respect to the transfer from each Seller, if applicable, be borne by that Seller.

14.10 NO THIRD PARTY RIGHTS. Nothing in this Agreement shall create or be deemed to create any rights in any person or entity not a party to this Agreement.

14.11 REMEDIES CUMULATIVE. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will de deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

14.12 EFFECT. This Agreement shall become binding and effective only if and then as from the time of signature hereto by on the one side Cisco and on the other side all Principal Equity Holders and the last Minority Shareholder or Warrantholder to sign with the effect that the Sellers that are signatories hereto represent 95% or more of the Company Equity Capital.

15.       Holding Period

          At the signing hereof each Affiliate shall sign an Affiliate Agreement, a form of which is attached as Appendix 11, which will include an obligation upon the Affiliate not to trade in the Cisco Shares before the second trading day after the day that Cisco publishes financial results covering at least thirty (30) days of combined operations of Cisco and the Company.

16.       Non-Competition

16.1 HENRIK HVIDTFELDT. As an integral part of the consideration for the Cisco Shares paid to his wholly-owned holding company, Henrik Hvidtfeldt agrees and undertakes as follows:

          During a period which will end on the second (2nd) anniversary date of the Effective Date, Henrik Hvidtfeldt will not directly or indirectly own, manage, operate, join, control, participate in, invest in, or otherwise be connected in any manner with, whether as an officer, director, employee, partner, investor or otherwise, any entity, other than the Company or Cisco, which is engaged in any business which competes with the business of Cisco and/or the Company.

          During a period which will end on the fifth (5th) anniversary date of the Effective Date, Henrik Hvidtfeldt will not directly or indirectly
          (i) own, manage, operate, join, control, participate in, invest in, or otherwise be connected in any manner with, whether as an officer, director, employee, partner, investor or otherwise, any entity, other than the Company or Cisco, which is engaged in any business which competes with the business of the Company as of the Effective Date; or
          (ii) for himself, or on behalf of any other entity, call on any supplier of the Company or be in contact in any way with any customer or employee of the Company for the purpose of soliciting, diverting or taking away any supplier, customer or employee of the Company.

          Notwithstanding the terms of this Section 16.1, Henrik Hvidtfeldt may directly or indirectly make normal portfolio investments in any publicly listed securities.

          Cisco shall be entitled to injunctive protection, without presenting security or escrow, in the event of breach. Henrik Hvidtfeldt shall, in the event of a breach hereof, pay liquidated damages in the amount of DKK 5,000,000 for each individual breach. Where the breach consists in continuing a situation contrary to this present provision, Henrik Hvidtfeldt shall in addition to the said initial amount pay liquidated damages in the amount of DKK 125,000 per month that such breach exists. Cisco shall be entitled to claim damages for any loss in excess of amounts paid as liquidated damages.

          If Henrik Hvidtfeldt is dismissed from the Company without due cause, the above covenants shall lapse when Henrik Hvidtfeldt's employment terminates.

16.2 GREGERS KRONBORG. As an integral part of the consideration for the Cisco Shares paid to his wholly-owned holding company, Gregers Kronborg agrees and undertakes as follows:

          During a period which will end on the second (2nd) anniversary date of the Effective Date, Gregers Kronborg will not directly or indirectly own, manage, operate, join, control, participate in, invest in, or otherwise be connected in any manner with, whether as an officer, director, employee, partner, investor or otherwise, any entity, other than the Company or Cisco, which is engaged in any business which competes with the business of Cisco and/or the Company.

          During a period which will end on the fifth (5th) anniversary date of the Effective Date, Gregers Kronborg will not directly or indirectly
          (i) own, manage, operate, join, control, participate in, invest in, or otherwise be connected in any manner with, whether as an officer, director, employee, partner, investor or otherwise, any entity, other than the Company or Cisco, which is engaged in any business which competes with the Company's business as of the Effective Date; or (ii) for himself, or on behalf of any other entity, call on any supplier of the Company or be in contact in any way with any customer or employee of the Company for the purpose of soliciting, diverting or taking away any supplier, customer or employee of the Company.

          Notwithstanding the terms of this Section 16.2, Gregers Kronborg may directly or indirectly make normal portfolio investments in any publicly listed securities.

          Cisco shall be entitled to injunctive protection, without presenting security or escrow, in the event of breach. Gregers Kronborg shall, in the event of a breach hereof, pay liquidated damages in the amount of DKK 5,000,000 for each individual breach. Where the breach consists in continuing a situation contrary to this present provision, Gregers Kronborg shall in addition to the said initial amount pay liquidated damages in the amount of DKK 125,000 per month that such breach exists. Cisco shall be entitled to claim damages for any loss in excess of amounts paid as liquidated damages.

          If Gregers Kronborg is dismissed from the Company without due cause, the above covenants shall lapse when Gregers Kronborg's employment terminates.

16.3 KIM NYHOLM. As an integral part of the consideration for the Cisco Shares paid to him, Kim Nyholm agrees and undertakes as follows:

          During a period which will end on the sooner of (i) the second (2nd) anniversary date of the Effective Date, or (ii) 12 months from the date when he ceases to be employed with the Company, Kim Nyholm will not directly or indirectly (i) own, manage, operate, join, control, participate in, invest in, or otherwise be connected in any manner with, whether as an officer, director, employee, partner, investor or otherwise, any entity, other than the Company or Cisco, which is engaged in any business which competes with the Company's business at the time he ceases his employment; or (ii) for himself, or on behalf of any other entity, call on any supplier of the Company or be in contact in any way with any customer or employee of the Company for the purpose of soliciting, diverting or taking away any supplier, customer or employee of the Company. Notwithstanding the above, Kim Nyholm may directly or indirectly make normal portfolio investments in any publicly listed securities.

          Cisco shall be entitled to injunctive protection, without presenting security or escrow, in the event of breach. Kim Nyholm shall, in the event of a breach hereof, pay liquidated damages in the amount of DKK 1,000,000 for each individual breach. Where the breach consists in continuing a situation contrary to this present provision, Kim Nyholm shall in addition to the said initial amount pay liquidated damages in the amount of DKK 50,000 per month that such breach exists. Cisco shall be entitled to claim damages for any loss in excess of amounts paid as liquidated damages.

          If Kim Nyholm is dismissed from the Company without due cause, the above covenants shall lapse when Kim Nyholm's employment terminates.

17.       List of Appendices

          Appendix 1:   Company Equity Capital and allocation to the Sellers of
                        the Cisco Shares.

                        - 1.1 Company Equity Capital and Schedule of Cisco Shares in exchange for shares of Company stock per Seller,

                        -  1.2 Share Register of the Company prior to Closing.

          Appendix 2:   Company Warrant Programme.

                        -  2.1 COCOM Employee Warrant Plan

                        -  2.2 Warrant Agreement

                        - 2.3 Shareholders' Agreement for COCOM Employee Share and Warrantholders

                        -  2.4 Log of Warrant Agreements as of September 14,
                           1999.

          Appendix 3:   Disclosure Schedule.

          Appendix 3.A: List of Documents Received.

          Appendix 3.B: List of Documents Disclosed, cf. Section 3.2

          Appendix 4:   The Company's Articles of Association and Corporate
                        Summary.

                        -  4.1 Articles of Association

                        -  4.2 Corporate Summary

                        -  4.3 Filing of 11 August 1999

          Appendix 5:   Shareholders' Agreement of 14 May 1999.

          Appendix 6:   The Convertible Subordinated Loan

                        -  6.1 Investment Agreement of 14 May 1999

                        -  Loan Agreement of 14 May 1999.

          Appendix 7:   Financial Statements.

                        -  7.1 Profits and Loss Accounts as of 30 June

                        -  Annual Accounts for the Company for the year ended
                           1998

                        - 7.3 Long-form audit report in respect of the annual accounts for 1998

                        - 7.4 Annual Accounts for Cebra Technology A/S for the year ended 1997

                        - 7.5 Annual Accounts for COCOM A/S for the year ended 1997

                        - 7.6 Annual Accounts for Cebra Technology A/S for the year ended 1996

                        - 7.7 Annual Accounts for Cebra Technology A/S for the year ended 1995

          Appendix 8:   Summary of information as to securities transactions in
                        the Company within the last 2 years.

          Appendix 9:   Form Escrow Agreement.

          Appendix 10:  Draft Minutes of Board Meeting of Company to be held at
                        Closing.

          Appendix 11:  Form Affiliate Agreement.

          Appendix 12:  Template Employment Agreement.

          Appendix 13:  Memorandum of Pooling Requirements.

          Appendix 14:  Form Pooling Opinion Letter.

IN WITNESS WHEREOF, the parties hereto have caused this Share Purchase Agreement to be executed by their respective authorised officers as of the date aforesaid. This Share Purchase Agreement shall be executed in two originals, one for the Sellers and one for Cisco.

Date:
For Cisco Systems, Inc.:
/s/ Judith Esthn
------------------------
Judith Esthn


Date:
As Sellers:

Henrik Hvidtfeldt ApS:                 2M Invest A/S:

/s/ Henrik Hvidtfeldt                  /s/ Michael Mathiesen
----------------------------------     -----------------------------------------
Henrik Hvidtfeldt                      Michael Mathiesen

Gregers Kronborg ApS:                  Slottsbacken Venture Capital KB:

/s/ Gregers Kronborg                   /s/ Nils Hakan Claesson
----------------------------------     -----------------------------------------
Gregers Kronborg                       Nils Hakan Claesson

For DB U.K. Finance plc.:

/s/ Tom Dechaene                       /s/ Klaus Lagermann
----------------------------------     -----------------------------------------
Name: Tom Dechaene                     Klaus Lagermann

                                       For Horsefeather ApS:

/s/ Claus F. Hoyer                     /s/ Allan J. Vestergaard
----------------------------------     -----------------------------------------
Claus F. Hoyer                         Name: Allan J. Vestergaard

For Vestergaard Holding ApS:

/s/ Allan Jensen Vestergaard           /s/ Lars Froslev Nielsen
----------------------------------     -----------------------------------------
Allan Jensen Vestergaard               Lars Froslev Nielsen

/s/ Anders Hebsgaard                   /s/ Bente Pedersen
----------------------------------     -----------------------------------------
Anders Hebsgaard                       Bente Pedersen

/s/ Christian Lofquist                 /s/ Jens S. Christophersen
----------------------------------     -----------------------------------------
Christian Lofquist                     Jens S. Christophersen

/s/ Jorgen Pedersen                    /s/ Kell Frederiksen
----------------------------------     -----------------------------------------
Jorgen Pedersen                        Kell Frederiksen

/s/ Kim Brown                          /s/ Lars M. Christensen
----------------------------------     -----------------------------------------
Kim Brown                              Lars M. Christensen

/s/ Lars Elgaard                       /s/ Michael Hansen
----------------------------------     -----------------------------------------
Lars Elgaard                           Michael Hansen

/s/ Stig Linander                      /s/ Susan Thomsen
----------------------------------     -----------------------------------------
Stig Linander                          Susan Thomsen

/s/ Susanne Osted                      /s/ Therese Fabricius
----------------------------------     -----------------------------------------
Susanne Osted                          Therese Fabricius

/s/ Ulrike Forsberg                    /s/ Kim Nyholm
----------------------------------     -----------------------------------------
Ulrike Forsberg                        Kim Nyholm

/s/ Henrik Brix Kronborg               /s/ Jens Stieper Christophersen
----------------------------------     -----------------------------------------
Henrik Brix Kronborg                   Jens Stieper Christophersen

/s/ Per Kristensen                     /s/ Kirill Chebotarev
----------------------------------     -----------------------------------------
Per Kristensen                         Kirill Chebotarev

/s/ Hans-Jorg Prien                    /s/ Klaus J. Nielsen
----------------------------------     -----------------------------------------
Hans-Jorg Prien                        Klaus J. Nielsen

/s/ Rolf Sobirk                        /s/ Finn Kaber Rasmussen
----------------------------------     -----------------------------------------
Rolf Sobirk                            Finn Kaber Rasmussen

/s/ Michael Hans                       /s/ Jorgen Pedersen
----------------------------------     -----------------------------------------
Michael Hans                           Jorgen Pedersen

/s/ Anders Brandt                      /s/ Claus D. Jensen
----------------------------------     -----------------------------------------
Anders Brandt                          Claus D. Jensen

/s/ Leif Rystrom                       /s/ Carsten Gosvig
----------------------------------     -----------------------------------------
Leif Rystrom                           Carsten Gosvig

                                       For Kjaer og Kjaerulf A/S:

/s/ Carmelo Iaria                      /s/ Allan J. Vestergaard
----------------------------------     -----------------------------------------
Carmelo Iaria                          Name: Allan J. Vestergaard

/s/ Ann Halfdan Lauridsen              /s/ Erik Henriksen
----------------------------------     -----------------------------------------
Ann Halfdan Lauridsen                  Erik Henriksen

/s/ Jan Schionning
----------------------------------
Jan Schionning

Date:

Accepted as regards Sections 2.2.2, 6.2, 7, 14.2 and 14.3:

For COCOM A/S:

/s/ Allan Jensen Vestergaard
----------------------------------
Allan Jensen Vestergaard

Date:

Accepted as regards Section 16.1:

/s/ Henrik Hvidtfeldt
----------------------------------
Henrik Hvidtfeldt

Date:

Accepted as regards Section 16.2:

/s/ Gregers Kronborg
----------------------------------
Gregers Kronborg

Date:

Accepted as regards Section 16.3:

/s/ Kim Nyholm
----------------------------------
Kim Nyholm

14 September 1999